Exhibit 99.1
Delek Logistics Reports Record First Quarter 2025 Results
•Net income of $39.0 million
•Reported Adjusted EBITDA of $116.5 million up 15% year over year
•On track to deliver $480 million to $520 million in full year Adjusted EBITDA
•Announced additional intercompany agreements with Delek US increasing the third-party EBITDA contribution to ~80%
•Started commissioning of the new Libby 2 plant, providing a much needed processing capacity expansion in Lea County, NM
•Closed the acquisition of Gravity Water Midstream ("Gravity") on January 2nd which is already performing above expectations
•Acquired $10 million worth of DKL units from DK under the previously announced $150 million buyback authorization
•Continued our consistent distribution growth policy with recent increase to $1.110/unit

BRENTWOOD, Tenn., May 7, 2025 -- Delek Logistics Partners, LP (NYSE: DKL) ("Delek Logistics") today announced its financial results for the first quarter 2025.
“Delek Logistics started 2025 on a strong note enhancing our position as a premier midstream provider in the Permian basin. We provide the best combination of yield and growth in the midstream sector with a long runway of growth driven by its advantageous position in the Midland and Delaware basins. We are proud of the 49th consecutive increase in our distribution and we expect to continue to increase our distribution in the future. The completion of the acquisition of Gravity in January and today's announcement of intercompany transactions push third party cash flow contribution at Delek Logistics to ~80%, further increasing our economic separation from our sponsor Delek US,” said Avigal Soreq, President of Delek Logistics' general partner.
"Going forward, we look forward to adding AGI & sour gas treating capabilities at the Libby Complex and further expanding our overall capacity at the plant. We are also focused on making our combined crude and water offering in the Midland basin more attractive. We will continue to strengthen and grow Delek Logistics through prudent management of liquidity and leverage," Mr. Soreq continued.
Delek Logistics reported first quarter 2025 net income of $39.0 million or $0.73 per diluted common limited partner unit. The first quarter 2025 net income included $3.3 million of transaction costs. This compares to net income of $32.6 million, or $0.73 per diluted common limited partner unit, in the first quarter 2024. Net cash provided by operating activities was $31.6 million in the first quarter 2025 compared to $43.9 million in the first quarter 2024. Distributable cash flow, as adjusted was $75.1 million in the first quarter 2025, compared to $68.0 million in the first quarter 2024.
For the first quarter 2025, earnings before interest, taxes, depreciation and amortization ("EBITDA") was $85.5 million compared to $101.5 million in the first quarter 2024. The first quarter 2025 EBITDA included $3.3 million of transaction costs and $27.7 million of sales-type lease accounting impacts. For the first quarter 2025, Adjusted EBITDA was $116.5 million compared to $101.5 million in the first quarter 2024.
Distribution and Liquidity
On April 28, 2025, Delek Logistics declared a quarterly cash distribution of $1.110 per common limited partner unit for the first quarter 2025. This distribution will be paid on May 15, 2025 to unitholders of record on May 8, 2025. This represents a 0.5% increase from the fourth quarter 2024 distribution of $1.105 per common limited partner unit, and a 3.7% increase over Delek Logistics’ first quarter 2024 distribution of $1.070 per common limited partner unit.
As of March 31, 2025, Delek Logistics had total debt of approximately $2.15 billion and cash of $2.1 million and a leverage ratio of approximately 4.21x. Additional borrowing capacity under the $1.15 billion third party revolving credit facility was $444.9 million.
Consolidated Operating Results
Adjusted EBITDA in the first quarter 2025 was $116.5 million compared to $101.5 million in the first quarter 2024. The $15.0 million increase in Adjusted EBITDA reflects the results of H2O Midstream and Gravity operations, as well as impacts from the W2W dropdown, partially offset by a decline in wholesale margins and impacts of termination of certain intercompany agreements.
Gathering and Processing Segment
Adjusted EBITDA in the first quarter 2025 was $81.1 million compared with $57.8 million in the first quarter 2024. The increase was primarily due to incremental EBITDA from the Gravity and H2O Midstream acquisitions and higher throughput from Midland Gathering system.
Wholesale Marketing and Terminalling Segment
Adjusted EBITDA in the first quarter 2025 was $17.8 million, compared with first quarter 2024 Adjusted EBITDA of $25.3 million. The decrease was primarily due to a decline in wholesale margins and impacts of intercompany agreements.
Storage and Transportation Segment
Adjusted EBITDA in the first quarter 2025 was $14.5 million, compared with $18.1 million in the first quarter 2024. The decrease was primarily due

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to decreased rates.
Investments in Pipeline Joint Ventures Segment
During the first quarter 2025, income from equity method investments was $10.2 million compared to $8.5 million in the first quarter 2024. The increase was primarily due to the impacts of the W2W dropdown.
Corporate
Adjusted EBITDA in the first quarter 2025 was a loss of $6.9 million compared to a loss of $8.1 million in the first quarter 2024.
First Quarter 2025 Results | Conference Call Information
Delek Logistics will hold a conference call to discuss its first quarter 2025 results on Wednesday, May 7, 2024 at 11:30 a.m. Central Time. Investors will have the opportunity to listen to the conference call live by going to www.DelekLogistics.com. Participants are encouraged to register at least 15 minutes early to download and install any necessary software. An archived version of the replay will also be available at www.DelekLogistics.com for 90 days.
About Delek Logistics Partners, LP
Delek Logistics is a midstream energy master limited partnership headquartered in Brentwood, Tennessee. Through its owned assets and joint ventures located primarily in and around the Permian Basin, the Delaware Basin and other select areas in the Gulf Coast region, Delek Logistics provides gathering, pipeline and other transportation services primarily for crude oil and natural gas customers, storage, wholesale marketing and terminalling services primarily for intermediate and refined product customers, and water disposal and recycling services. Delek US Holdings, Inc. ("Delek US") owns the general partner interest as well as a majority limited partner interest in Delek Logistics, and is also a significant customer.
Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions, as well as statements in the future tense. Forward-looking statements include, but are not limited to, anticipated performance and financial position; statements regarding future growth at Delek Logistics; distributions and the amounts and timing thereof; potential dropdown inventory; projected benefits of the Delaware Gathering, Permian Gathering, H2O Midstream and Gravity Water Midstream acquisitions; expected earnings or returns from joint ventures or other acquisitions; expansion projects; ability to create long-term value for our unit holders; financial flexibility and borrowing capacity; and distribution growth.
Investors are cautioned that the following important factors, including among others, may affect these forward-looking statements: the fact that a significant portion of Delek Logistics' revenue is derived from Delek US, thereby subjecting us to Delek US' business risks; political or regulatory developments, including tariffs, taxes and changes in governmental policies relating to crude oil, natural gas, refined products or renewables; risks and costs relating to the age and operational hazards of our assets including, without limitation, costs, penalties, regulatory or legal actions and other effects related to releases, spills and other hazards inherent in transporting and storing crude oil and intermediate and finished petroleum products; Delek Logistics' ability to realize cost reductions; the impact of adverse market conditions affecting the utilization of Delek Logistics' assets and business performance, including margins generated by its wholesale fuel business; risks and uncertainties with respect to the possible benefits of the Delaware Gathering, Permian Gathering, H2O Midstream and Gravity transactions, as well as from integration post-closing; risks related to exposure to Permian Basin crude oil, such as supply, pricing, gathering, production and transportation capacity; uncertainties regarding actions by OPEC and non-OPEC oil producing countries impacting crude oil production and pricing; an inability of Delek US to grow as expected as it relates to our potential future growth opportunities, including dropdowns, and other potential benefits; projected capital expenditures; scheduled turnaround activity; the results of our investments in joint ventures; and other risks as disclosed in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports and filings with the United States Securities and Exchange Commission.
Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at, or by, which such performance or results will be achieved.
Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.  Delek Logistics undertakes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur, or which Delek Logistics becomes aware of, after the date hereof, except as required by applicable law or regulation.
Sales-Type Leases
During the third quarter of 2024, Delek Logistics and Delek US renewed and amended certain commercial agreements. These amendments required the embedded leases within these agreements to be reassessed under Accounting Standards Codification 842, Leases. As a result of these amendments, certain of these agreements met the criteria to be accounted for as sales-type leases. Therefore, portions of our payments received for minimum volume commitments under agreements subject to sales-type lease accounting are recorded as interest income with the remaining amounts recorded as a reduction in net investment in leases. Prior to the amendments, these agreements were accounted for as operating leases and these minimum volume commitments were recorded as revenues.

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Non-GAAP Disclosures:
Our management uses certain "non-GAAP" operational measures to evaluate our operating segment performance and non-GAAP financial measures to evaluate past performance and prospects for the future to supplement our financial information presented in accordance with United States ("U.S.") Generally Accepted Accounting Principles ("GAAP"). These financial and operational non-GAAP measures are important factors in assessing our operating results and profitability and include:
•Earnings before interest, taxes, depreciation and amortization ("EBITDA") - calculated as net income before interest, income taxes, depreciation and amortization, including amortization of customer contract intangible assets, which is included as a component of net revenues.
•Adjusted EBITDA - EBITDA adjusted for (i) significant, infrequently occurring transaction costs and (ii) throughput and storage fees associated with the lease component of commercial agreements subject to sales-type lease accounting.
•Distributable cash flow - calculated as net cash flow from operating activities adjusted for changes in assets and liabilities, maintenance capital expenditures net of reimbursements, sales-type lease receipts, net of income recognized and other adjustments not expected to settle in cash.
•Distributable cash flow, as adjusted -calculated as distributable cash flow adjusted to exclude significant, infrequently occurring transaction costs.
Our EBITDA, Adjusted EBITDA, distributable cash flow and distributable cash flow, as adjusted measures are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:
•Delek Logistics' operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of EBITDA and Adjusted EBITDA, financing methods;
•the ability of our assets to generate sufficient cash flow to make distributions to our unitholders on a current and on-going basis;
•Delek Logistics' ability to incur and service debt and fund capital expenditures; and
•the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.
We believe that the presentation of these non-GAAP measures provide information useful to investors in assessing our financial condition and results of operations and assists in evaluating our ongoing operating performance and liquidity for current and comparative periods. Non-GAAP measures should not be considered alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings, net cash provided by operating activities and operating income. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures. Additionally, because EBITDA, Adjusted EBITDA, distributable cash flow and distributable cash flow, as adjusted may be defined differently by other partnerships in our industry, our definitions may not be comparable to similarly titled measures of other partnerships, thereby diminishing their utility. See the accompanying tables in this earnings release for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures. However, due to the inherent difficulty and impracticability of estimating certain amounts required by U.S. GAAP with a reasonable degree of certainty at this time without unreasonable effort and imprecision, we have not provided a reconciliation of forward-looking Adjusted EBITDA guidance.

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Delek Logistics Partners, LP
Consolidated Balance Sheets (Unaudited)
(In thousands, except unit data)
	March 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$2,107	$5,384
Accounts receivable	68,650	54,725
Accounts receivable from related parties	54,902	33,313
Lease receivable - affiliate	21,065	22,783
Inventory	8,659	5,427
Other current assets	1,528	24,260
Total current assets	156,911	145,892
Property, plant and equipment:
Property, plant and equipment	1,653,350	1,375,391
Less: accumulated depreciation	(331,367)	(311,070)
Property, plant and equipment, net	1,321,983	1,064,321
Equity method investments	317,466	317,152
Customer relationship intangibles, net	232,959	186,911
Other intangibles, net	130,681	94,547
Goodwill	12,203	12,203
Operating lease right-of-use assets	17,107	16,654
Net lease investment - affiliate	189,683	193,126
Other non-current assets	16,461	10,753
Total assets	$2,395,454	$2,041,559

LIABILITIES AND DEFICIT
Current liabilities:
Accounts payable	$59,948	$41,380
Interest payable	15,860	30,665
Excise and other taxes payable	9,282	6,764
Current portion of operating lease liabilities	5,534	5,340
Accrued expenses and other current liabilities	6,835	4,629
Total current liabilities	97,459	88,778
Non-current liabilities:
Long-term debt, net of current portion	2,145,730	1,875,397
Operating lease liabilities, net of current portion	6,199	6,004
Asset retirement obligations	23,250	15,639
Other non-current liabilities	25,381	20,213
Total non-current liabilities	2,200,560	1,917,253
Total liabilities	2,298,019	2,006,031
Equity:
Common unitholders - public; 19,564,761 units issued and outstanding at March 31, 2025 (17,374,618 at December 31, 2024)	525,141	440,957
Common unitholders - Delek Holdings; 33,868,203 units issued and outstanding at March 31, 2025 (34,111,278 at December 31, 2024)	(427,706)	(405,429)
Total equity	97,435	35,528
Total liabilities and equity	$2,395,454	$2,041,559

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Delek Logistics Partners, LP
Consolidated Statement of Income and Comprehensive Income (Unaudited)
(In thousands, except unit and per unit data)
	Three Months Ended March 31,
	2025	2024
Net revenues:
Affiliate	$126,321	$139,625
Third party	123,609	112,450
Net revenues	249,930	252,075
Cost of sales:
Cost of materials and other - affiliate	89,966	92,882
Cost of materials and other - third party	39,086	30,810
Operating expenses (excluding depreciation and amortization presented below)	40,630	31,695
Depreciation and amortization	26,498	25,167
Total cost of sales	196,180	180,554
Operating expenses related to wholesale business (excluding depreciation and amortization presented below)	355	221
General and administrative expenses	8,864	4,863
Depreciation and amortization	1,218	1,328
Other operating (income) expense, net	(4,286)	567
Total operating costs and expenses	202,331	187,533
Operating income	47,599	64,542
Interest income	(22,547)	—
Interest expense	41,101	40,229
Income from equity method investments	(10,150)	(8,490)
Other income, net	(21)	(171)
Total non-operating expenses, net	8,383	31,568
Income before income tax expense	39,216	32,974
Income tax expense	182	326
Net income	39,034	32,648
Comprehensive income	$39,034	$32,648
Net income per unit:
Basic	$0.73	$0.74
Diluted	$0.73	$0.73
Weighted average common units outstanding:
Basic	53,604,659	44,406,356
Diluted	53,633,836	44,422,817

Delek Logistics Partners, LP
Condensed Consolidated Statements of Cash Flows (In thousands)	Three Months Ended March 31,
(Unaudited)	2025	2024
Cash flows from operating activities
Net cash provided by operating activities	$31,550	$43,858
Cash flows from investing activities
Net cash used in investing activities	(234,767)	(9,861)
Cash flows from financing activities
Net cash provided by (used in) financing activities	199,940	(28,080)
Net (decrease) increase in cash and cash equivalents	(3,277)	5,917
Cash and cash equivalents at the beginning of the period	5,384	3,755
Cash and cash equivalents at the end of the period	$2,107	$9,672

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Delek Logistics Partners, LP
Reconciliation of Amounts Reported Under U.S. GAAP (Unaudited)
(In thousands)
	Three Months Ended March 31,
	2025	2024
Reconciliation of Net Income to EBITDA:
Net income	$39,034	$32,648
Add:
Income tax expense	182	326
Depreciation and amortization	27,716	26,495
Amortization of marketing contract intangible	—	1,803
Interest expense, net	18,554	40,229
EBITDA	85,486	101,501
Throughput and storage fees for sales-type leases	27,706	—
Transaction costs	3,349	—
Adjusted EBITDA	$116,541	$101,501

Reconciliation of net cash from operating activities to distributable cash flow:
Net cash provided by operating activities	$31,550	$43,858
Changes in assets and liabilities	32,080	25,787
Non-cash lease expense	(2,267)	(1,939)
Distributions from equity method investments in investing activities	2,127	2,133
Regulatory and sustaining capital expenditures not distributable	(645)	(1,279)
Reimbursement from Delek Holdings for capital expenditures	9	286
Sales-type lease receipts, net of income recognized	5,159	—
Accretion	(409)	(187)
Deferred income taxes	(185)	(101)
Gain (loss) on disposal of assets	4,286	(567)
Distributable Cash Flow	71,705	67,991
Transaction costs	3,349	—
Distributable Cash Flow, as adjusted (1)	$75,054	$67,991

(1) Distributable cash flow adjusted to exclude transaction costs primarily associated with the H2O Midstream Acquisition and Gravity Acquisition.

Delek Logistics Partners, LP
Distributable Coverage Ratio Calculation (Unaudited)
(In thousands)
	Three Months Ended March 31,
	2025	2024
Distributions to partners of Delek Logistics, LP	$59,319	$50,521

Distributable cash flow	$71,705	$67,991
Distributable cash flow coverage ratio (1)	1.21x	1.35x
Distributable cash flow, as adjusted	75,054	67,991
Distributable cash flow coverage ratio, as adjusted (2)	1.27x	1.35x

(1) Distributable cash flow coverage ratio is calculated by dividing distributable cash flow by distributions to be paid in each respective period.
(2) Distributable cash flow coverage ratio, as adjusted is calculated by dividing distributable cash flow, as adjusted for transaction costs by distributions to be paid in each respective period.

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Delek Logistics Partners, LP
Segment Data (Unaudited)
(In thousands)

	Three Months Ended March 31, 2025
	Gathering and Processing	Wholesale Marketing and Terminalling	Storage and Transportation	Investments in Pipeline Joint Ventures	Corporate and Other	Consolidated
Net revenues:
Affiliate	$38,567	$64,708	$23,046	$—	$—	$126,321
Third party	80,036	41,991	1,582	—	—	123,609
Total revenue	$118,603	$106,699	$24,628	$—	$—	$249,930

Adjusted EBITDA	$81,075	$17,750	$14,471	$10,150	$(6,905)	$116,541
Transaction costs	—	—	—	—	3,349	3,349
Throughput and storage fees for sales-type leases	13,136	4,513	10,057	—	—	27,706
Segment EBITDA	$67,939	$13,237	$4,414	$10,150	$(10,254)	85,486
Depreciation and amortization	$24,723	$952	$1,281	$—	$760	27,716
Interest income	$(11,365)	$(4,161)	$(7,021)	$—	$—	(22,547)
Interest expense	$—	$—	$—	$—	$41,101	41,101
Income tax benefit						182
Net income						$39,034

Capital spending	$71,311	$90	$542	$—	$—	$71,943

	Three Months Ended March 31, 2024
	Gathering and Processing	Wholesale Marketing and Terminalling	Storage and Transportation	Investments in Pipeline Joint Ventures	Corporate and Other	Consolidated
Net revenues:
Affiliate	$52,553	$52,882	$34,190	$—	$—	$139,625
Third party	43,330	66,388	2,732	—	—	112,450
Total revenue	$95,883	$119,270	$36,922	$—	$—	$252,075

Adjusted EBITDA	$57,772	$25,274	$18,127	$8,477	$(8,149)	$101,501
Segment EBITDA	$57,772	$25,274	$18,127	$8,477	$(8,149)	101,501
Depreciation and amortization	$21,154	$1,712	$2,775	$—	$854	26,495
Amortization of customer contract intangible	$—	$1,803	$—	$—	$—	1,803
Interest expense	$—	$—	$—	$—	$40,229	40,229
Income tax expense						326
Net income						$32,648

Capital spending	$14,723	$(84)	$526	$—	$—	$15,165

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Delek Logistics Partners, LP
Segment Capital Spending
(In thousands)
	Three Months Ended March 31,
Gathering and Processing	2025	2024
Regulatory capital spending	$—	$—
Sustaining capital spending	13	837
Growth capital spending	71,298	13,886
Segment capital spending	71,311	14,723
Wholesale Marketing and Terminalling
Regulatory capital spending	11	(72)
Sustaining capital spending	79	(12)
Growth capital spending	—	—
Segment capital spending	90	(84)
Storage and Transportation
Regulatory capital spending	221	—
Sustaining capital spending	321	526
Growth capital spending	—	—
Segment capital spending	542	526
Consolidated
Regulatory capital spending	232	(72)
Sustaining capital spending	413	1,351
Growth capital spending	71,298	13,886
Total capital spending	$71,943	$15,165

Delek Logistics Partners, LP
Segment Operating Data (Unaudited)
	Three Months Ended March 31,
	2025	2024
Gathering and Processing Segment:
Throughputs (average bpd)
El Dorado Assets:
Crude pipelines (non-gathered)	61,888	73,011
Refined products pipelines to Enterprise Systems	56,010	63,234
El Dorado Gathering System	10,321	12,987
East Texas Crude Logistics System	26,918	19,702
Midland Gathering System	246,090	213,458
Plains Connection System	179,240	256,844
Delaware Gathering Assets:
Natural Gas Gathering and Processing (Mcfd(1))	59,809	76,322
Crude Oil Gathering (average bpd)	122,226	123,509
Water Disposal and Recycling (average bpd)	128,499	129,264
Midland Water Gathering System:
Water Disposal and Recycling (average bpd) (2)	632,972	—

Wholesale Marketing and Terminalling Segment:
East Texas - Tyler Refinery sales volumes (average bpd) (3)	67,876	66,475
Big Spring marketing throughputs (average bpd) (4)	—	76,615
West Texas marketing throughputs (average bpd)	10,826	9,976
West Texas gross margin per barrel	$1.64	$2.15
Terminalling throughputs (average bpd) (5)	135,404	136,614
(1) Mcfd - average thousand cubic feet per day.
(2) Consists of volumes of H2O Midstream and Gravity. Gravity 2025 volumes are from January 2, 2025 to March 31, 2025.
(3) Excludes jet fuel and petroleum coke.
(4) Marketing agreement terminated on August 5, 2024 upon assignment to Delek Holdings.
(5) Consists of terminalling throughputs at our Tyler, Big Spring, Big Sandy and Mount Pleasant, Texas terminals, our El Dorado and North Little Rock, Arkansas terminals and our Memphis and Nashville, Tennessee terminals.

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Investor Relations and Media/Public Affairs Contact:
investor.relations@delekus.com
Information about Delek Logistics Partners, LP can be found on its website (www.deleklogistics.com), investor relations webpage (https://www.deleklogistics.com/investor-relations), news webpage (https://www.deleklogistics.com/news-releases) and its X account (@DelekLogistics).

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